EXHIBIT (p)(1)(a)

Calvert Funds

CODE OF ETHICS

Effective: October 1, 2018

Part I - OVERVIEW

This Code of Ethics (the “Code”) is intended to ensure that all acts, practices and courses of business engaged in by Access Persons of any Fund in the Calvert Family of Funds reflect high standards and comply with the requirements of Section 17(j) of the Investment Company Act of 1940, as amended, and Rule 17j-1 thereunder (the “Rule”).1

Applicability of the Code

Except as provided below, you are subject to this Code if you are an Access Person of a Fund.

Access Persons of Advisers, Sub-Advisers and Principal Underwriters to the Funds. If you are an Access Person of a Fund who is employed by a Fund investment adviser or sub-adviser (together, each referred to in this Code as an “Adviser”) or a Fund principal underwriter (together, each referred to in this Code as an “Underwriter”) of a Fund, you are not subject to this Code if you are subject to a code of ethics adopted by that Adviser (each an “Adviser Code”) or Underwriter (each an “Underwriter Code”) and:

the Fund’s Chief Compliance Officer has determined the Adviser Code or Underwriter Code, as applicable, meets all the requirements of and complies with the Rule; and

the Board of Trustees or Board Directors of the Fund, as applicable, has approved the Adviser Code or Underwriter Code, as applicable, pursuant to the Rule.[2]

Material violations to any Adviser Code or Underwriter Code related to an Access Person of the Funds are required to be reported promptly to the Chief Compliance Officer of the Fund. Further, at least annually, each Adviser and Underwriter (other than an Unaffiliated Underwriter) will provide the Board of Trustees or Board Directors of the Fund, as applicable, with a written report that (a) describes any issues arising under the relevant Code, since the last report to the Board, including information about material violations of that Code and the sanctions imposed in response to material violations, and (b) certifies that the Adviser or Underwriter, as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating the relevant Code (the “Annual Disclosure Report”).3

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[1]	Capitalized terms used in this Overview have the meanings assigned to them in Part II of the Code.

[2]	Pursuant to the Rule, if an Underwriter is not an affiliate of the Fund or the Fund’s Adviser and no officer, director or general partner of the Underwriter serves as an officer, director or general partner of the Fund (an “Unaffiliated Underwriter”), the Board of Trustees or Board of Director of the Fund is not required to approve its Underwriter Code.

[3]	Pursuant to the Rule, an Unaffiliated Underwriter is not required to provide a written report with respect to itself and its Underwriter Code.

Independent Fund Trustees of Calvert Funds. Independent Fund Trustees are Access Persons of the Funds. If you are an Independent Fund Trustee, you are only subject to the “Governing Principles” section of Part I of this Code and the “Rules Applicable to Access Persons Who Are Independent Fund Trustees” section of Part II of this Code, including the applicable definitions in Part II.

Governing Principles

If you are subject to this Code, you have a duty at all times to place the interests of the Fund first. You are required to conduct all your personal securities transactions consistent with the letter and spirit of this Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of your position of trust and responsibility with respect to the Funds. You are expected not only to follow the specific rules, but also the spirit of the Code.

In that connection, you may not engage in any activities which directly or indirectly:

defrauds a Fund;
misleads a Fund, including making any untrue statements of a material fact or statements that omit material facts;
operates or would operate as a fraud or deceit on a Fund; or

functions as a manipulative practice with respect to a Fund.

Part II - POLICY ON PERSONAL SECURITIES TRANSACTIONS

DEFINITIONS

Access Person is each of the following:

1.	a director, trustee, or officer of a Fund;
2.	a director, officer, general partner or employee of an Adviser (or of any company in a Control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;
3.	any director, officer or general partner of an Underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Securities; or
4.	a natural person in a Control relationship to a Fund or an Adviser who obtains nonpublic information concerning recommendations made to the Fund with regard to the purchase or sale of Securities by the Fund.

Notwithstanding the foregoing, Access Persons who are employed by an Adviser or an Underwriter of a Fund may not be subject to the provisions of this Code. See “Overview – Applicability of the Code” in Part I.

Approved Broker is any broker-dealer firm approved from time to time by the Chief Compliance Officer or a Compliance Officer.

Beneficial Interest with respect to Securities or a Securities account generally means an interest where you or a member of your Immediate Family, directly or indirectly, (i) have investment discretion or the ability (including joint ability or discretion) to purchase or sell Securities or direct the disposition of Securities; (ii) have voting power over Securities, or the right to direct the voting of Securities; or (iii) have a direct or indirect financial interest in Securities (or other benefit substantially equivalent to ownership of Securities). For purposes of this Policy, “beneficial ownership” will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 for purposes of reporting beneficial ownership under Section 16 of the 1934 Act, as amended.

Chief Legal Officer and Chief Compliance Officer mean the Chief Legal Officer and Chief Compliance Officer, respectively, of the Fund.

Compliance Officer means any person authorized by the Chief Compliance Officer to administer this Code.

Control or Controlling means with respect to (1) an entity, the power to exercise a controlling influence over the management or policies of the entity, unless such power is solely the result of an official position with such entity, (2) an account, having investment discretion over the account and (3) an issuer (including a Fund), a Beneficial Interest in more than 25% of the voting securities of the issuer.

Cryptocurrency means any virtual or digital representation of value, token or other asset in which encryption techniques are used to regulate the generation of such assets and to verify the transfer of assets.

Fund is each Fund that is an investment company registered under the Investment Company Act of 1940 in the Calvert Family of Funds managed or advised by Calvert Research and Management (“CRM”). The Funds in the Calvert Family of Funds are open-end funds, including open-end exchange traded managed funds (referred to as “NextShares”).

Immediate Family of any Access Person means any of the following individuals sharing the same household with the Access Person (which does not include temporary house guests): a person’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, legal guardian, adoptive relative, or significant other.

Independent Fund Trustee is a Trustee or Director of a Fund who is not an “interested person” of the Fund (as determined under the Investment Company Act of 1940).

Initial Public Offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934. As used in this Policy and the Code, the term “Initial Public Offering” will also mean a one-time offering of stock to the public by the issuer of such stock that is not an initial public offering.

Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(5) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act of 1933 or similar laws of non-us jurisdictions. A Limited Offering thus includes an offering commonly referred to as a private placement, as well as a non-public offering in limited amounts available only to certain investors. A Limited Offering includes any offer to you to purchase any Securities, whether stock, debt securities, or partnership interests, from any entity, unless those Securities are registered for the sale to the public under the Securities Act of 1933 (that is, are publicly offered/publicly traded Securities) or similar laws of non-us jurisdictions.

Policy means the Policy on Personal Securities Transactions in Part II of the Code.

Security means anything that is considered a “security” under the Investment Company Act of 1940, including most kinds of investment instruments, including:

  stocks and bonds;
  shares of exchange traded funds (commonly referred to as ETFs);
  shares of closed-end investment companies;
  shares of exchange-traded managed funds, including Calvert NextShares®;
  options on securities, on indexes and on currencies;
  investments in all kinds of limited partnerships;
  investments in unit investment trusts;
  investments in private investment funds, hedge funds, private equity funds, venture capital funds and investment clubs; and
  investments in other non-U.S. unit trusts and non-U.S. mutual funds.

Shares of Funds that are not money market funds are Securities for the purposes of this Policy or the Code. The term “Securities” does not include:

•	direct obligations of the U.S. Government;
•	bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements;
•	shares of open-end investment companies that are registered under the Investment Company Act of 1940, other than shares of Funds; or
•	Cryptocurrencies.

A. Applicability of the Policy on Personal Securities Transactions

1. Who is Covered. If you are an Access Person, this Policy covers not only your personal Securities transactions, but also those of your Immediate Family.

2. What Accounts are Covered. Unless a Compliance Officer determines otherwise based on your specific facts and circumstances, this Policy applies to Securities holdings and transactions: (i) in all accounts in which you or members of your Immediate Family have a direct or indirect Beneficial Interest; and/or (ii) in all accounts that are directly or indirectly under your Control or the Control of a member of your Immediate Family.

Accounts that are normally covered by this Policy include accounts that are:

  in your name;
  in the name of a member of your Immediate Family;
  of a partnership in which you or a member of your Immediate Family have a Beneficial Interest, or are a partner with direct or indirect investment discretion;
  a trust of which you or a member of your Immediate Family are a beneficiary and/or a trustee with direct or indirect investment discretion (on a sole or joint basis);
  of a closely held corporation, limited liability company or similar legal entity in which you or a member of your Immediate Family are a Controlling shareholder and have direct or indirect investment discretion over Securities held by such entity; and
  an account or trust holding Securities where you have sole or shared investment discretion, or are otherwise deemed to Control.

3. When You Must Use an Approved Broker. Unless a Compliance Officer determines otherwise based on your specific facts and circumstances, all Securities accounts of Access Persons (other than Access Persons who are Independent Fund Trustees) must be maintained with one or more Approved Brokers. Individuals who become Access Persons must initiate movement of existing accounts to one or more Approved Brokers within ninety (90) calendar days of being notified of their status as an Access Person.

B. Rules Applicable to Access Persons other than Independent Fund Trustees

If you are an Access Person, you are subject to the following rules, provided that Access Persons who are Independent Fund Trustees are only subject to the Access Person rules in Section C of this Part II.

1. Preclearance: All Securities. You must preclear and obtain approval for all purchases and sales of Securities, except that you do not have to preclear:

•	a purchase (including through an exchange) of Securities of a Fund unless it is a NextShares Fund;

•	a redemption (including through an exchange) of Securities of a Fund unless it is a NextShares Fund;

•	the receipt of a Security as bona fide gift that you receive;

•	the disposition of a Security as a bona fide gift that you make to any organization that serves the public interest and purpose of which is charitable, educational, scientific, religious or literary;

•	transactions in any managed account over which neither you nor an Immediate Family member (i) exercises investment discretion; (ii) has any notice of specific transactions prior to execution; or (iii) otherwise has any direct or indirect influence or Control. You must still report the account, including the name of any broker, dealer or bank with which you have an account. You must contact a Compliance Officer if you have this type of account and complete certain certifications before trading in the account commences;

•	transactions pursuant to an automatic investment plan[4], except that transactions overriding the plan’s predetermined schedule and allocation must be precleared and approved. You must contact a Compliance Officer if you have this type of account and complete certain certifications before trading pursuant to the plan commences;

•	transactions in accounts held on automated asset allocation platforms over which neither you nor an Immediate Family member exercises any investment discretion, including with respect to the Securities involved in such transactions and the allocation percentages utilized within the asset allocation platform. You must contact a Compliance Officer if you have this type of account and complete certain certifications before trading in the account commences;

•	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin-off, or automatic dividend reinvestment, or the termination of an unit investment trust; or

•	a transaction pursuant to a mandatory tender offer or bond call that is applicable pro rata to all stockholders or bond holders, respectively.

The process of obtaining preclearance approval is set forth in Appendix A to this Code.

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[4]	An automatic investment plan is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

You will not receive preclearance approval of a personal Securities transaction if any of the following apply:

a.       Fund Orders and Pending Orders. If on the day you seek preclearance of a personal Securities transaction for a Security: (a) that Security has been purchased or sold by or for a Fund within the 5 calendar days prior to and including the day you seek preclearance; or (b) the Fund has a pending order for that Security.

b.       Reconstitution of the Calvert Index and Certain Other Decisions of the Calvert Index Committees. If you are an Access Persons with knowledge of the decisions of the CRM Research, Review and Recommendation Committee or the CRM Index Committee (or any new or successor committees that CRM may form to perform similar functions) as determined by the Chief Compliance Officer or a designee, for the 5 calendar days prior to and including the day that the relevant Calvert Index is reconstituted, you may not enter into a Personal Securities Transaction in your personal account. The Chief Compliance Officer will notify you if you are subject to this blackout period.

c.       Additional Restrictions. If the Chief Compliance Officer or the Chief Legal Officer believes circumstances warrant prohibiting a transaction in a particular Security.

The rules in Section B.1.c.-B.1.c. of this Part II of the Code are in addition to any other requirements or prohibitions in this Code that may be applicable. A pre- clearance approval normally is valid only during the day on which it is given.

2. Prohibited Transactions.

a.    Insider Information. You are prohibited from purchasing or selling any Security while you are in the possession of material, non-public information concerning the Security or its issuer. Please read the Calvert Funds Policies and Procedures in Prevention of Insider Trading.

b. Short Sales; Options and Other Derivatives. You may not sell short any Security. In addition, you may not engage in purchase or sale of any futures contract or option on a futures contract traded on a U.S. or non-U.S. board of trade or enter into any forward contract, swap, cap, collar, floor or over-the-counter option (other than an option on a foreign currency).

3. Transactions in Shares of Funds. You must comply with all Fund prospectus restrictions and limitations on purchases, sales or exchanges of Fund shares when you purchase, sell or exchange such shares.

4. Restricted Transactions. The following transactions are discouraged or restricted. You may only engage in restricted transactions if you seek preclearance approval and receive approval of a Compliance Officer.

a. Initial Public Offerings. You may not purchase or otherwise acquire any

Security in an Initial Public Offering. You may apply to a Compliance Officer for preclearance to purchase or acquire a Security in an Initial Public Offering, but preclearance approval will be granted only in rare cases that involve extraordinary circumstances. Participation in an initial or secondary offering of a Cryptocurrency (sometimes referred to as acquiring virtual “coins” or “tokens” in an initial coin offering (an ICO) or a secondary coin offering (an SCO)) requires preclearance and approval.

b. Limited Offerings. You may not purchase or otherwise acquire any Security in a Limited Offering, except with receiving preclearance approval from a Compliance Officer. Remember that a Limited Offering, as defined, includes virtually any Security that is not a publicly traded/listed Security. Such preclearance approval will only be granted where you establish that there is no conflict or appearance of conflict with any Fund or other possible impropriety.

c. Short-term Trading. You are strongly discouraged from engaging in excessive short-term trading of Securities. The purchase and sale, or sale and purchase, of the same or equivalent Securities within 60 calendar days are generally regarded as short-term trading. Such transactions are subject to preclearance.

5. Reporting Requirements. You are required to provide the following reports of your Security holdings and transactions to a Compliance Officer. The Compliance Officer will provide you with the forms of the reports you are required to provide.

a. Initial Report of Holdings. Within 10 calendar days after you become an Access Person, you must submit to a Compliance Officer a report of your holdings of Securities, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held as of a date not more than 45 calendar days before you became an Access Person. Your report must also include the name of any broker, dealer or bank with which you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to the Compliance Officer.

b. Annual Report of Holdings. Between January 1 and January 30th (or the last business day preceding January 31st in any year when January 31st falls on a weekend) of each year, you must submit to a Compliance Officer a report of your holdings of Securities, current within 45 calendar days before the report is submitted, including the title, type, exchange ticker or CUSIP number (if applicable), number of shares and principal amount of each Security held. Your report must include the name of any broker, dealer or bank with which you maintain an account for trading or holding any type of Securities, whether stocks, bonds, mutual funds, or other types and the date on which you submit the report to a Compliance Officer.

c. Quarterly Transaction Report. Within 30 calendar days after the end of each calendar quarter, you must submit to a Compliance Officer a report of your transactions in Securities during that quarter, including the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. If you established an account with a broker, dealer or bank in which any Security was held during that quarter, (i) the broker, dealer or bank must be an Approved Broker and (ii) you must state the name of the broker, dealer or bank and the date you established the account on your report. The report must state the date on which you submit it to the Compliance Officer.

You do not have to submit a quarterly transaction report if copies of all of your transaction confirmations and account statements are provided to a Compliance Officer for that quarter (see paragraph 6, “Confirmations of Transactions and Account Statements,” below).

6. Confirmations of Transactions and Account Statements. You must ensure that each broker, dealer or bank with which you maintain an account sends to a Compliance Officer, as soon as practicable, copies of all confirmations of your Securities transactions and of all monthly, quarterly and annual account statements. See Section A.2., “Applicability of the Policy – What Accounts are Covered,” above.

If you certify to a Compliance Officer that he or she has received all of your confirmations and account statements by the date your quarterly transaction report is due, and if those confirmations and statements contain all of the information required in your quarterly transaction report, you do not have to submit that report.

C. Rules Applicable to Access Persons Who Are Independent Fund Trustees

If you are an Access Persons who is an Independent Fund Trustee, you are subject to the following rules:

1. Prohibited Transactions. You are prohibited from purchasing or selling any security while you are in the possession of material, non-public information concerning the Security or its issuer. Please read the Calvert Funds Policies and Procedures in Prevention of Insider Trading.

2. Reporting. As an Independent Fund Trustee you are generally exempt from the reporting requirements in Sections B.5. and B.6. of this Part II of this Code applicable to Access Persons. However, if you knew or, in the ordinary course of fulfilling your official duties as a trustee, should have known that during the 15 day period immediately before or after your transaction in a Security, the Fund purchased or sold the Security, or the Fund or its investment adviser considered purchasing or selling the Security, you must file a quarterly transaction report with a Compliance Officer within 30 calendar days after the end of such calendar quarter. The report must include the date of the transaction, the title, type, exchange ticker or CUSIP number (if applicable), the interest rate and maturity date (if applicable), and the number of shares and principal amount of each Security in the transaction, the nature of the transaction (whether a purchase, sale, or other type of acquisition or disposition, including a gift), the price of the Security at which the transaction was effected, and the name of the broker, dealer or bank with or through the transaction was effected. The report also must state the date on which you submit it to the Compliance Officer.

Part III - GENERAL PROVISIONS

1. Maintenance of List of Access Persons. A Compliance Officer will: (a) maintain a list of all Access Persons and Independent Fund Trustees; (b) notify each of his or her status under this Code; and (3) ensure that each has received a copy of this Code.

2. Review of Securities Reports. A Compliance Officer will ensure that all Initial and Annual Reports of Securities Holdings and Quarterly Transaction Reports, together with all Securities transaction confirmations and account statements are received and are reviewed.

3. Certifications by Access Persons, other than an Independent Fund Trustees. Each Access Person must certify at the time he or she becomes an Access Person and annually thereafter (within the timeframes established from time to time by the Chief Compliance Officer) that he or she has read and understood this Code and has complied and will comply with its provisions. In addition upon any revision to this Code of Ethics, each Access Person must certify that he or she has read the Code, as revised, and understands and will comply with its provisions.

4. Fund Board Approval. The Board of Trustees or Board of Directors of each Fund, as applicable, including a majority of the Independent Fund Trustees, has approved this Code and must approve any material change hereto within six months after such change is adopted.

5. Annual Disclosure Report to Fund Board. At least annually, the Chief Compliance Officer will submit to the Board of Trustees or Board of Directors of each Fund, as applicable, a written Annual Disclosure Report that (a) describes any issues arising under this Code since the last report the Board, including information about material violations of this Code and the sanctions imposed in response to material violations, and (b) certifies that the Funds have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

6. Recordkeeping Requirements. The Funds will maintain the following records at their principal place of business in an easily accessible place and make these records available to the Securities and Exchange Commission (“SEC”) or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

a.	copies of this Code currently in effect and in effect at any time within the past 5 fiscal years;

b.	a record of any violation of this Code and of any action taken as a result of the violation, to be maintained for at least 5 years after the end of the fiscal year in which the violation occurred;

c.	copies of each report referred to in Part II Sections B or C of the Policy on Personal Securities Transactions (“Policy”), Part II above, to be maintained for at least 5 years after the end of the fiscal year in which the report is made or information provided (notwithstanding the foregoing, any confirmation relating to a Securities transaction subsequently reported in a monthly, quarterly or annual account statement may be disposed of following the receipt of such account statement);

d.	a record of any preclearance request to acquire a Security in an Initial Public Offering, with the reasons supporting the preclearance approval/denial, for at least 5 years after the end of the fiscal year in which the preclearance approval is granted/denied;

e.	a record of any preclearance request to acquire a Security in a Limited Offering, with the reasons supporting the preclearance approval/denial, for at least 5 years after the end of the fiscal year in which the preclearance approval is granted/denied;

f.	a record of all individuals, currently or within the past 5 fiscal years, who are or were responsible for reviewing reports referred to in section C of the Policy;

g.	copies of each certification referred to in paragraph 3 of these General Provisions made by a person who currently is, or in the past 5 years was, subject to this Code, to be maintained for at least 5 years after the fiscal year in which the certification made; and

h.	a copy of each Annual Disclosure Report to a Fund Board referred to in paragraph 5 of these General Provisions, to be maintained for at least 5 years after the end of the fiscal year in which it was made.

7. Confidentiality. All reports and other documents and information supplied by an Access Person in accordance with the requirements of this Code will be treated as confidential, but are subject to review as provided herein, by the Chief Legal Officer, the Chief Compliance Officer or a Compliance Officer or their designee, by representatives of the SEC, or otherwise as required by law, regulation, or court order.

8. Interpretations. If you have any questions regarding the meaning or interpretation of the provisions of this Code of Ethics, please consult with the Chief Legal Officer or a designee.

9. Disciplinary Action. Any Access Person (other than an Independent Fund Trustee) who violates any provision of this Code of Ethics will be subject to disciplinary action, including disgorgement of profits and possibly suspension and/or dismissal, as recommended by the Chief Compliance Officer. If the Chief Compliance Officer believes that any Independent Fund Trustee has violated any provision of this Code, the Chief Compliance Officer will so advise the Board of Trustees or Board of Directors of the Fund, as applicable. The Board of Trustees or Board of Directors of the Fund, as applicable, in consultation with counsel to the Fund and/or counsel to the Independent Fund Trustees, will determine whether a material violation has occurred and may take such disciplinary action as it deems appropriate.

In adopting and approving this Code, the Board of Trustees and Board of Directors of the Fund, as applicable, did not intend that a violation of this Code necessarily is or should be considered to be a violation of the Investment Company Act of 1940 or the Rule.

Appendix A

Process for Preclearance of Personal Securities Transactions

The preclearance process is outlined below:

  You must provide the details of the proposed trade to a Compliance Officer, including the Security name, Security type, transaction type and quantity of shares involved.

•	The preclearance request you submit to the Compliance Officer must accurately reflect the facts noted above. If the quantity on the preclearance request does not correspond to the information in the transaction confirmation received by the Compliance Officer, you may be required to provide the Compliance Officer with additional information about the transaction

  You will receive notification as to whether your preclearance request is approved or denied.

•	If your preclearance request is approved, the preclearance approval is valid for the day on which the preclearance approval was granted. If you do not execute your transaction by the end of the business day (midnight local time) on which you received preclearance approval or if the information in your preclearance request changes, you must repeat the preclearance process prior to undertaking the transaction.

•	If your preclearance request is denied, you may not enter into the personal Securities transaction.